FIRST AMENDMENT TO THE CUSTODY AGREEMENT

        THIS FIRST AMENDMENT dated as of the 8th day of February, 2010, to the Custody Agreement, dated as of October 15, 2009 (the "Agreement"), is entered into by and between SPECIAL OPPORTUNITIES FUND, INC. f/k/a INSURED MUNICIPAL INCOME FUND INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and the Custodian desire to amend said Agreement referencing a name change; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

NOW THEREFORE, the Fund and the Custodian agree as follows:

Effective December 15, 2009, the name Insured Municipal Income Fund Inc. was changed to Special Opportunities Fund, Inc.  Accordingly, all references to Insured Municipal Income Fund in the Agreement should be replaced with Special Opportunities Fund, Inc.

Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SPECIAL OPPORTUNITIES FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Andrew Dakos	By: /s/ Michael R. McVoy

Name: Andrew Dakos	Name: Michael R. McVoy

Title: President	Title: Vice President

2010

AMENDED EXHIBIT C

to the Custody Agreement

Fund Names

Special Opportunities Fund

2010                                            2